Exhibit 3.213

79:35 644

Filed this 28th day June, A.D. 19 Commonwealth of Pennsylvania Department of State

/s/ Secretary of the Commonwealth

COMMONWEALTH OF PENNSYLVANIA

DEPARTMENT OF STATE

CORPORATION BUREAU

In compliance with the requirements of section 294 of the Business Corporation law, act of May 5, 1933 (P.L. 364) (15 P.S. Section 1204) the undersigned, desiring to be incorporated as a business corporation, hereby certifies (certify) that:

1. The name of the corporation is:

BURLINGTON FACTORY WAREHOUSE OF READING, INC.

2. The location and post office address of the initial registered office of the corporation in this Commonwealth is:

Kutztown Road and Hiester’s Lane, Reading, Pennsylvania 19603

3. The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

To have unlimited power, to engage in or do any lawful act concerning any or all lawful businesses for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Act,

4. The term for which the corporation is to exist is: perpetual

5. The aggregate number of shares which the corporation shall have authority to issue is:

Ten Thousand (10,000) shares, common stock - no par value.

6. The name(s) and post office address(es) of each incorporator(s) and the number and class of shares subscribed by such incorporator(s) is (are):

NAME Monroe Milstein

ADDRESS Cumberland Arms, 6J, Burlington, N.J. 08016

NUMBER AND CLASS OF SHARES one (1) share common stock - no par value

IN TESTIMONY WHEREOF, the incorporator(s) has (have) signed and sealed these Articles of Incorporation this 26th day of June, 1979.

/s/ Monroe Milstein
Monroe Milstein